Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Civista Bancshares, Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the Form 8-K (No. 001-36192) of Civista Bancshares, Inc. of our report dated September 13, 2018, with respect to the consolidated statements of financial condition of United Community Bancorp and Subsidiaries as of June 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2018, which appears in Amendment No. 1 to Form 8-K/A of Civista Bancshares, Inc. dated November 23, 2018 .

/s/ Clark Schaefer Hackett & Co.

Cincinnati, Ohio

November 23, 2018